SERVICES AGREEMENT


          This Services Agreement ("Agreement") is made as of this 10th day of February, 1999 between Russell-Stanley Holdings, Inc., a Delaware corporation ("R-S"), and Vincent J. Buonanno, an individual ("Buonanno").

          WHEREAS, Buonanno has expertise in the steel drum reconditioning business and certain other matters relating to the steel drum reconditioning business of R-S and its subsidiaries; and

          WHEREAS, R-S desires to avail itself, for the term of this Agreement, of the expertise of Buonanno in the aforesaid areas, in which it acknowledges the expertise of Buonanno.

          NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

          1. Appointment. On the terms and subject to the conditions set forth in this Agreement, R-S hereby appoints Buonanno to render the services described in Paragraph 2 hereof for the term of this Agreement.

          2. Services. Buonanno hereby agrees that during the term of this Agreement he shall advise R-S and its subsidiaries on matters relating to the steel drum reconditioning business of R-S and its subsidiaries, including but not limited to, (a) acquisitions, (b) introductions to industry contacts and (c) strategy and operations.

          3. Consideration. In consideration of the services contemplated by Paragraph 2 hereof, R-S agrees to make four payments to Buonanno in the amount of $250,000 each. The first such payment will be made by check upon amendment or waiver of certain provisions of the Fourth Amended and Restated Revolving Credit and Term Loan Agreement (as amended by Amendment No. 1 thereto) among R-S, certain other subsidiaries of R-S, BankBoston, N.A., as Agent, and the Lenders (as defined therein) to permit the payments contemplated by this Paragraph 3. The second, third and fourth payments will be made by check on or before December 31st of each of 1999, 2000 and 2001.

          4. Term. This Agreement shall terminate upon the making of the fourth payment described in Paragraph 3 hereof on or before December 31, 2001. The provisions of Paragraph 5 hereof and the obligation of R-S to make payments accrued during the term of this Agreement pursuant to Paragraph 3 hereof shall survive the termination of this Agreement.

          5. Independent Contractor. Buonanno is and will perform this Agreement as an independent contractor and as such shall have and maintain complete control over and be responsible for all of his employees and operations. Neither Buonanno nor anyone employed by him, acting in their capacities hereunder, shall be, represent, act, purport to act, or be deemed to be the agent, representative, employee or servant


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of R-S or any of its subsidiaries. This Agreement shall not be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other. Without limiting the generality of the foregoing, all final decisions with respect to matters as to which Buonanno has provided services hereunder shall be solely those of R-S and its subsidiaries.

          6. Compliance with Laws. Buonanno covenants that in the performance of the services to R-S and its subsidiaries hereunder he will comply with all applicable statutes, rules, regulations and orders of the United States and of any state or political subdivisions hereof and of any applicable foreign jurisdiction.

          7. General. (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          (b) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to R-S:

               Russell-Stanley Holdings, Inc.
               685 Route 202-206
               Bridgewater, New Jersey  08807
               Attention:  Chief Executive Officer

With a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017
               Attention:  Peter J. Gordon

If to Buonanno:

               Tempel Steel Co.
               5215 Old Orchard Road
               Skokie, Illinois  60077
               Attention:  Vincent J. Buonanno

With a copy to:

               Edwards & Angell, LLP
               2700 Hospital Trust Tower
               Providence, Rhode Island  02903
               Attention:  Bernard V. Buonanno, Jr.


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          (c) This Agreement shall constitute the entire Agreement between the parties and their affiliates with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

          (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN. The parties to this Agreement hereby agree to submit to the jurisdiction of the federal and state courts located in the Southern District of New York for purposes of any action or proceeding arising out of or relating to this Agreement. Any such action or proceeding may be brought only in such court. The parties hereto waive any objection they may have to the venue of such action or proceeding in any such court or that such action or proceeding in such court was brought in an inconvenient court and agree not to plead or claim the same. This Agreement shall inure to the benefit of, and be binding upon, Buonanno, R-S and their respective successors and assigns.

          (e) This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each set of counterparts showing execution by all parties shall be deemed an original, but all of which shall constitute one and the same instrument.

          (f) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.























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

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.


                                        RUSSELL-STANLEY HOLDINGS, INC.


                                        By: /s/ ROBERT L. SINGLETON
                                        Name: Robert L. Singleton
                                        Title: President and CEO




                                        /s/ VINCENT J. BUONANNO
                                        --------------------------------
                                        VINCENT J. BUONANNO



































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